Exhibit 99.1

NAUTILUS, INC. REPORTS STRONG RESULTS FOR THE FIRST QUARTER 2012

First Quarter Income from Continuing Operations Increased 136%
Operating Margin Improved 180 Basis Points

VANCOUVER, WASHINGTON, May 7, 2012 - Nautilus, Inc. (NYSE: NLS) reported today its unaudited operating results for the first quarter ended March 31, 2012. Continuing the momentum established in 2011, net sales for the first quarter ended March 31, 2012 totaled $51.3 million, an increase of 6.1% compared to net sales of $48.3 million for the same quarter in 2011. Gross margin for the first quarter of 2012 improved 90 basis points to 46.6% compared to 45.7% for the same quarter in 2011. The increase in gross margin was primarily due to a greater proportion of sales being derived from the higher margin Direct segment. Operating margin for the first quarter of 2012 improved 180 basis points to 5.5%, compared to 3.7% for the same period last year.

Income from continuing operations for the first quarter ended March 31, 2012 was $2.6 million, compared to $1.1 million for the same period last year. Diluted income per share from continuing operations for the first quarter of 2012 was $0.09, compared to $0.04 for the same quarter a year ago. The significant improvement in results from continuing operations reflects stronger sales, improved gross margins, and lower operating expenses as a percentage of sales, mainly due to lower general and administrative expense.

Bruce M. Cazenave, Chief Executive Officer, stated, "We are pleased with our start to fiscal 2012. The increased revenues and improved bottom line profitability are consistent with our stated priority of delivering sustainable and profitable growth. Our first quarter results benefited from revenue growth in the Direct channel driven by the continued success of a number of products, higher gross margins and diligent management of operating expenses for all areas of our business. Importantly, we also pre-paid all amounts outstanding under our senior notes issued in 2010 and ended the quarter with a strong balance sheet, including cash of over $20 million. This gives us the financial flexibility to make strategic investments in our business as we see appropriate.”

Mr. Cazenave continued, “We are excited about our outlook for the remainder of the year and remain confident that we are well positioned to continue to deliver improved year-over-year financial results. As part of our continuing initiative to introduce innovative new products that satisfy changing customer needs and diversify our product portfolio, we recently launched the Bowflex® BodyTower™, which is a unique, strength training product that leverages our well recognized Bowflex® brand. Initial consumer response to this product has been encouraging and we look forward to continuing to roll-out more new products in the coming quarters.”

The Company reported net income (including discontinued operation) of $2.5 million for the first quarter of 2012, compared to $1.6 million for the first quarter of 2011. Diluted net income per share for the first quarter of 2012 was $0.08, compared to $0.05 for the same quarter a year ago. Net income for the 2012 first quarter included a loss from discontinued operation of $0.1 million, or $(0.01) per diluted share, compared to income from discontinued operation of $0.5 million, or $0.01 per diluted share for the 2011 first quarter.

For further information, see "Results of Operations Information" attached hereto.

Segment Results

Net sales for the Direct segment were $33.7 million in the first quarter of 2012, an increase of

11.5% over the comparable period last year reflecting strong demand for the Company's cardio products. The higher sales were also partly driven by increased advertising effectiveness and higher consumer credit approval rates, which rose to 30% in the 2012 first quarter, from 21% for the same period last year.

First quarter 2012 operating income for the Direct segment improved to $3.0 million, a 37.6% increase over the same quarter last year. This improvement reflects stronger sales as well as a 90 basis point reduction in Direct selling and marketing expense as a percentage of sales. Gross margin for the Direct business was 56.5% for the first quarter of 2012, an increase of 20 basis points compared to the first quarter of last year.

Net sales in the Retail segment for the first quarter 2012 totaled $16.6 million, compared to $17.0 million in the same period last year. The decrease in sales was primarily attributed to lower sales of certain strength products to brick-and-mortar retailers, partially offset by higher sales to online retailers. Operating income for the Retail segment was $2.3 million, essentially flat compared to the same quarter a year ago. Retail gross margin was 23.8% in the first quarter of 2012, an increase of 40 basis points from the same quarter a year ago.

For further information, see "Segment Information" attached hereto.

Balance Sheet

As of March 31, 2012, cash and cash equivalents were $20.4 million, compared to $17.4 million at year end 2011. On March 30, 2012 the Company used $5.5 million of cash on hand to pre-pay all outstanding obligations under its increasing rate senior discount notes issued in 2010. Working capital was $17.2 million, compared to $19.4 million at year end 2011. Inventory as of March 31, 2012 was $13.5 million, compared to $11.6 million as of December 31, 2011. The Company believes it has adequate inventory to support current demand levels.

For further information, see "Balance Sheet Information" attached hereto.

 Conference Call
Nautilus will host a conference call to discuss the Company's operating results for the first quarter ended March 31, 2012 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, May 7, 2012. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (888) 343-1302 in North America and international listeners may call (303) 223-2680. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer and William B. McMahon, Chief Operating Officer.
A telephonic playback will be available from 6:30 p.m. ET, May 7, 2012, through 6:30 p.m. ET, May 21, 2012. Participants can dial (800) 633-8284 in North America and international participants can dial (402) 977-9140 to hear the playback. The passcode for the playback is 21589099.
About Nautilus, Inc.
Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, TreadClimber® ,Schwinn®, Schwinn FitnessTM, Universal® and CoreBody Reformer™, Nautilus markets innovative fitness products through Direct and Retail channels. Websites: www.nautilusinc.com, www.bowflex.com, www.treadclimber.com and www.corebody.com.

This press release includes forward-looking statements (statements which are not historical facts)

within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning: the Company's prospects, resources or capabilities; current or future financial trends; future operating results; anticipated demand for the Company's products; the adequacy of inventory levels and future plans for introduction of new products. Factors that could cause Nautilus, Inc.'s actual results to differ materially from these forward-looking statements include our ability to acquire inventory from sole source foreign manufacturers at acceptable costs, within timely delivery schedules and that meet our quality control standards, availability and price of media time consistent with our cost and audience profile parameters, a decline in consumer spending due to unfavorable economic conditions, an adverse change in the availability of credit for our customers who finance their purchases, our ability to pass along vendor raw material price increases and increased shipping costs, our ability to effectively develop, market and sell future products, our ability to protect our intellectual property, the introduction of competing products, and our ability to get foreign-sourced product through customs in a timely manner. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the "Risk Factors" set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

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SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (310) 954-1105

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three months ended March 31, 2012 and 2011:

Results of Operations Information	Three months ended March 31,
(Unaudited and in thousands, except per share amounts)	2012	2011
Net sales	$51,262	$48,301
Cost of sales	27,357	26,214
Gross profit	23,905	22,087
Operating expenses:
Selling and marketing	16,066	14,865
General and administrative	4,010	4,692
Research and development	1,000	753
Total operating expenses	21,076	20,310
Operating income	2,829	1,777
Other income (expense), net	82	(89)
Income from continuing operations before taxes	2,911	1,688
Income tax expense	264	567
Income from continuing operations	2,647	1,121
(Loss) income from discontinued operation, net of tax	(125)	485
Net income	$2,522	$1,606

Income per share from continuing operations:
Basic	$0.09	$0.04
Diluted	0.09	0.04
(Loss) income per share from discontinued operation:
Basic	(0.01)	0.01
Diluted	(0.01)	0.01
Net income per share:
Basic	0.08	0.05
Diluted	0.08	0.05
Weighted average shares outstanding:
Basic	30,748	30,744
Diluted	30,839	30,760

SEGMENT INFORMATION

The following table presents comparative net sales by segment for the three months ended March 31, 2012 and 2011:

Net Sales by Segment	Three months ended March 31,		Change
(Unaudited and in thousands)	2011	2010	$	%
Direct	$33,734	$30,254	$3,480	11.5%
Retail	16,639	16,963	(324)	(1.9)%
Royalty income	889	1,084	(195)	(18.0)%
Total net sales	$51,262	$48,301	$2,961	6.1%

The following table presents comparative operating results by segment for the three months ended March 31, 2012 and 2011:

Operating Income (Loss) by Segment	Three months ended March 31,
(Unaudited and in thousands)	2011	2010	Change
Direct	$3,028	$2,200	$828
Retail	2,267	2,229	38
Unallocated corporate	(2,466)	(2,652)	186
Total operating income	$2,829	$1,777	$1,052

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of March 31, 2012 (unaudited) and December 31, 2011:

Balance Sheet Information	As of
(In thousands)	March 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$20,397	$17,427
Trade receivables, net	11,901	23,780
Inventories	13,450	11,601
Prepaids and other current assets	4,537	5,279
Total current assets	50,285	58,087
Property, plant and equipment, net	4,724	4,405
Goodwill	2,939	2,873
Other intangible assets, net	16,204	16,716
Other assets	606	732
Total assets	$74,758	$82,813
Liabilities and Stockholders' Equity
Trade payables	$23,461	$28,563
Accrued liabilities	6,744	7,218
Warranty obligations, current portion	1,658	1,803
Deferred income tax liabilities	1,191	1,064
Total current liabilities	33,054	38,648
Long-term notes payable	—	5,598
Warranty obligations, non-current	214	214
Income taxes payable, non-current	3,711	3,658
Deferred income tax liabilities, non-current	1,669	1,434
Other long-term liabilities	1,310	1,308
Stockholders' equity	34,800	31,953
Total liabilities and stockholders' equity	$74,758	$82,813